Exhibit 99.1

NPS Pharmaceuticals Reports Second Quarter 2013 Financial Results and Provides Business Update

-- U.S. launch of Gattex® (teduglutide) accelerating with net product sales of $4.8 million in quarter --

-- $25 to $30 million in full-year net global Gattex® sales expected with 275 to 325 patients on therapy by year end --

-- Ex-U.S. markets expected to double global peak sales opportunity for Gattex®/Revestive® --

-- Natpara fill-finish manufacturing issue successfully addressed and submission of Biologic License Application expected in fourth quarter --

-- Conference call today at 5:00 PM ET –-

BEDMINSTER, N.J.--(BUSINESS WIRE)--August 8, 2013--NPS Pharmaceuticals, Inc. (NASDAQ: NPSP), a biopharmaceutical company pioneering and delivering therapies that transform the lives of patients with rare diseases worldwide, reported its results for the second quarter ended June 30, 2013.

“Having successfully addressed the fill-finish issue, we are pleased to report that we will file our Biologic License Application for Natpara before the end of this year,” said Francois Nader, MD, president and chief executive officer of NPS Pharmaceuticals. “Our commitment to flawless execution has yielded solid second quarter results including Gattex sales that exceeded our own expectations. We are particularly gratified to have already brought this life-changing treatment to 141 Short Bowel Syndrome patients and I am pleased to report that we are increasing our guidance to 275 to 325 patients on therapy by the end of the year.”

“In addition, having completed our assessment of the international market, we believe the peak annual ex-U.S. revenue potential for Revestive is greater than the U.S. given the estimated 6,000 to 12,000 addressable patients in our targeted countries; however we anticipate a slower ramp than the U.S. Our international strategy is now being implemented with the establishment of our international headquarters in Dublin, the initiation of the EU pricing and reimbursement process, and the implementation of named-patient programs in certain countries,” added Dr. Nader.

Highlights

Gattex® (U.S.)/Revestive® (Ex-U.S.) (teduglutide [rDNA origin]) for injection

  Gattex sales totaled $4.8 million for the second quarter of 2013. Gattex (ex-U.S. tradename: Revestive) is the first prescription medicine for the long-term treatment of adults with short bowel syndrome who are dependent on parenteral support.
  The company expects to achieve net global Gattex/Revestive sales of $25 to $30 million for 2013.
  As of August 2, 2013, 318 prescriptions have been received and 141 patients are currently on therapy in the U.S. As previously guided, it is expected to take an average of 90 to 120 days to dispense Gattex to patients after it is prescribed.
  The company has begun implementing its international strategy that is transforming NPS into a global commercial rare disease company. NPS expects the first ex-U.S. commercial sales of Revestive to commence on an early access/named-patient basis in certain countries in late 2013 or early 2014 with meaningful revenues expected to begin in the second half of 2014.
  The company is preparing to engage in the pricing and reimbursement processes in key European countries with the goal of commercially launching Revestive in Europe in the first half of 2014.
  With an estimated 6,000 to 12,000 SBS patients eligible for treatment in the company’s targeted ex-U.S. countries, NPS believes the international peak annual sales opportunity for Revestive is greater than that of Gattex in the U.S.

Natpara® (recombinant human parathyroid hormone 1-84 (rhPTH 1-84))

  The company has successfully addressed the previously reported fill-finish issues related to the manufacture of Natpara and expects to submit its Biologic License Application to the U.S. Food and Drug Administration (FDA) in the fourth quarter of 2013. Natpara is the first bioengineered replica of human parathyroid hormone developed for hypoparathyroidism, a rare, complex endocrine disorder in which the body produces insufficient parathyroid hormone.
  In June 2013, researchers presented initial findings from PARADOX, a 374-patient survey assessing the burden of illness of hypoparathyroidism, which was conducted in partnership with the Mayo Clinical and the Hypoparathyroidism Association. The findings revealed that 99 percent of patients with this rare, complex endocrine disorder experience multiple physical, emotional and cognitive symptoms despite taking medications, such as vitamin D and calcium. Further, 69 percent of these patients experience serious comorbid conditions, including heart arrhythmias and kidney stones. These findings were presented at ENDO 2013, the Annual Meeting of the Endocrine Society.
  The company recently initiated enrollment of PARADIGHM, a global natural history registry for patients with hypoparathyroidism. Patients will be enrolled and followed for at least 10 years to characterize the disorder under conditions of normal clinical practice.

Product pipeline

  After receiving feedback from the FDA and the European Medicines Agency, NPS expects to begin enrollment in a Phase 3 global study of Gattex/Revestive in pediatric patients with SBS before the end of 2013.
  NPS recently met with the FDA to review its development strategy for its NPSP795 calcilytic compound in autosomal dominant hypocalcemia or ADH. Based on this meeting, the company plans to initiate a Phase 2a proof-of-concept study in mid-2014.

Corporate

  In May, NPS sold 6.9 million shares of its common stock and received aggregate net proceeds of approximately $93.5 million.

Financial results

“Our financial performance this quarter was highlighted by robust Gattex sales and our valuable Sensipar royalty stream,” commented Luke M. Beshar, executive vice president and chief financial officer of NPS. “We were pleased to have raised significant equity capital to support the global launch of our two products and pursue new long-term opportunities for growth.”

Net loss

NPS reported a net loss of $12.4 million or $0.16 per diluted share for the second quarter of 2013 compared to net income of $7.4 million or $0.08 per diluted share for the second quarter of 2012. The company’s financial results for the second quarter of 2013 were negatively impacted by a $10.6 million non-cash charge for Preotact® inventory designated for research and development activities and expensed during the period. This inventory was received when the company regained the international rights to this product. The company’s financial results for the prior year period were positively impacted by $25 million in revenue related to the sale to Amgen of its rights to receive royalties from sales of cinacalcet HCl (Sensipar®/Mimpara®) that would have been earned after December 31, 2018.

Revenues

Revenues are comprised of net product sales for Gattex, which was launched in the first quarter of 2013, and royalty revenues. Sales of Gattex were $4.8 million for the second quarter of 2013, compared to $0 for the second quarter of 2012.

Royalty revenues were $31.7 million for the second quarter of 2013 compared to $28.5 million for the second quarter of 2012. NPS earns royalties on (i) Amgen’s sales of Sensipar®/Mimpara® (cinacalcet HCl), (ii) Kyowa Hakko Kirin’s sales of REGPARA® (cinacalcet HCl), and (iii) Janssen Pharmaceuticals’ sales of NUCYNTA® (tapentadol) and NUCYNTA® ER (tapentadol extended-release tablets).

The components of royalties are summarized as follows:

In millions	Quarter ended June 30,		Six months ended June 30,
	2013	2012	2013	2012
Royalty:
Sensipar/Mimpara	$28.9	$23.6	$51.1	$42.2
REGPARA	2.0	2.2	3.9	4.1
Preotact	--	1.9	--	3.7
NUCYNTA and other	0.8	0.8	1.5	1.4
Total	$31.7	$28.5	$56.5	$51.4

The company’s second quarter Sensipar/Mimpara royalties include $1.8 million related to a non-recurring favorable adjustment from Amgen. On August 15, 2013, the company will receive a cash payment of $19.1 million for the Sensipar/Mimpara royalties earned during the second quarter of 2013. The remaining $8 million of Sensipar/Mimpara royalties will be retained to repay a royalty advance received in August 2011 from Amgen. At June 30, 2013, NPS had $61.1 million in long-term, non-recourse debt secured by its Sensipar royalties. The company expects the remaining balance of its Sensipar-secured non-recourse debt to be fully repaid in the middle of 2015. After repayment, NPS will receive 100% of the Sensipar royalties through the March 2018 patent expiry in the U.S. and through the end of 2018 for the rest-of-world.

Research and development

Research and development expenses were $30.9 million for the second quarter of 2013 compared to $32.6 million for the second quarter of 2012. The decrease in research and development expenses was due to a reduction in costs associated with clinical development activities for Gattex and Natpara in the second quarter of 2013. This was partially offset by the aforementioned non-cash charge of $10.6 million related to Preotact inventory.

General and administrative

General and administrative expenses were $14.5 million for the second quarter of 2013 compared to $9.7 million for the second quarter of 2012. The increase in general and administrative expenses was primarily due to personnel and other external costs related to the U.S. launch of Gattex.

Interest expense

Interest expense was $3.0 million for the second quarter of 2013 compared to $4.5 million for the second quarter of 2012. Interest expense was largely attributable to non-recourse debt secured by the company’s Sensipar/Mimpara, REGPARA, and Preotact (rhPTH 1-84) royalties. The decline in interest expense was primarily attributable to a reduction in the outstanding principal and interest rate associated with Sensipar/Mimpara-secured non-recourse debt, as well as lower effective interest rates associated with the REGPARA- and Preotact-secured non-recourse debt.

Cash and investments

The company’s cash, cash equivalents, and marketable investment securities were approximately $181 million at June 30, 2013 compared to $101 million at December 31, 2012.

Long-term debt

At June 30, 2013, the company’s recourse debt was $16.5 million in 5.75% convertible notes due in August 2014.

All other debt on the company’s balance sheet is non-recourse and secured solely by royalties related to Sensipar/Mimpara, REGPARA, and sales of PTH 1-84 in the EU, CIS, and Turkey. After repayment of these obligations, the cash flows from these royalties will revert to NPS in accordance with the terms set forth in each agreement.

The following table reflects the company’s non-recourse debt at June 30, 2013 and December 31, 2012:

In millions
	June 30, 2013	December 31, 2012
Non-recourse debt:
Sensipar/Mimpara-secured	$67.5	$80.2
PTH 1-84-secured (EU, CIS and Turkey)	42.8	42.8
REGPARA-secured	36.3	36.3
Total non-recourse debt	146.6	159.3
Less current portion	7.6	6.3
Total long-term non-recourse debt	$139.0	$153.0

Financial guidance

NPS now expects its 2013 operating expenses, excluding cost of goods sold and share-based compensation, to be between $140 and $150 million. The company’s operating expense guidance no longer includes the estimated impact of share-based compensation due to its inherent variability and non-cash nature.

The company now expects to achieve global Gattex/Revestive sales of $25 to $30 million in 2013 with 275 to 325 patients on therapy by the end of the year. For 2013 only, the company will report the number of prescription and the number of patients on Gattex/Revestive in connection with its quarterly financial results.

NPS is also improving its guidance for its gross-to-net adjustment for U.S. Gattex sales and now expects this to be between eight and 12 percent in 2013 versus its previous guidance of between 10 and 14 percent.

Conference Call Information

NPS will host a conference call beginning today at 5:00 p.m. Eastern Time. To participate in the conference call, dial (866) 515-2910 and use pass code 33048269. International callers may dial (617) 399-5124, using the same pass code. In addition, a live audio of the conference call will be available over the Internet. Interested parties can access the event through the NPS website, http://www.npsp.com.

For those unable to participate in the live call, a replay will be available at (888) 286-8010, with pass code 43569894, until midnight Eastern Time, August 22, 2013. International callers may access the replay by dialing (617) 801-6888, using the same pass code. The webcast will also be available through the NPS website for the same period.

About NPS Pharmaceuticals

NPS Pharmaceuticals is a biopharmaceutical company pioneering and delivering therapies that transform the lives of patients with rare diseases worldwide. The company’s lead product, Gattex® (U.S.)/Revestive® (ex-U.S.) (teduglutide [rDNA origin]) for injection is approved for adult Short Bowel Syndrome (SBS) patients who are dependent on parenteral support. NPS has also developed Natpara® (rhPTH [1-84]) for the treatment of adult hypoparathyroidism and expects to submit its marketing application to the U.S. Food and Drug Administration in the fourth quarter of 2013.

NPS's earlier stage pipeline includes two calcilytic compounds, NPSP790 and NPSP795, with potential application in rare disorders involving increased calcium receptor activity, such as autosomal dominant hypocalcemia (ADH). NPS complements its proprietary programs with a royalty-based portfolio of products and product candidates that includes agreements with Amgen, GlaxoSmithKline, Janssen Pharmaceuticals, and Kyowa Hakko Kirin. Additional information about NPS is available through its corporate website, http://www.npsp.com.

“NPS,” “NPS Pharmaceuticals,” “Gattex,” “Natpara,” “Revestive,” “Preotact,” and “NPS Advantage” are the company's trademarks. All other trademarks, trade names or service marks appearing in this press release are the property of their respective owners.

Disclosure notice

Statements made in this press release, which are not historical in nature, constitute forward-looking statements for purposes of the safe harbor provided by the Private Securities Litigation Reform Act of 1995. These statements are based on the company's current expectations and beliefs and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Forward looking statements include, but are not limited to, statements concerning the company’s future financial performance. Risks associated to the company's business include, but are not limited to, the risks associated with any failure by the company to successfully commercialize Gattex (teduglutide [rDNA origin]) for injection, including the risk that physicians and patients may not see the advantages of Gattex and may therefore be reluctant to utilize the product, the risk that private and public payers may be reluctant to cover or provide reimbursement for Gattex, the risks associated with the company's strategy, global macroeconomic conditions, the impact of changes in management or staff levels, the effect of legislation effecting healthcare reform in the United States, as well as other risk factors described in the company's periodic filings with the U.S. Securities and Exchange Commission, including its Annual Report on Form 10-K and Form 10-Qs. All information in this press release is as of the date of this release and NPS undertakes no duty to update this information, whether as a result of new information, future events or otherwise.

(Financial statements to follow)

NPS Pharmaceuticals and Subsidiaries Condensed Consolidated Statements of Operations (In thousands, except per share data) (Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2013	2012	2013	2012

Revenues:
Product sales, net	$4,801	$ --	$5,455	$ --
Royalties	31,704	28,517	56,484	51,441
Sale of royalty rights	--	25,000	--	25,000
Total revenues	36,505	53,517	61,939	76,441

Costs and expenses:
Cost of goods sold	473	--	538	--
Research and development	30,888	32,641	46,583	52,840
General and administrative	14,465	9,670	28,670	17,440
Total operating expenses	45,826	42,311	75,791	70,280
Operating (loss) income	(9,321)	11,206	(13,852)	6,161
Other (expense) income:
Interest income, net	58	76	113	160
Interest expense	(3,034)	(4,467)	(6,429)	(10,001)
Other	(88)	540	(13)	472
Total other expense, net	(3,064)	(3,851)	(6,329)	(9,369)
(Loss) income before income tax expense	(12,385)	7,355	(20,181)	(3,208)

Income tax expense	4	--	4	--
Net (loss) income	($12,389)	$7,355	($20,185)	($3,208)
Net (loss) income per common and potential common share:
Basic	($0.13)	$0.08	($0.22)	($0.04)
Diluted	($0.13)	$0.08	($0.22)	($0.04)
Weighted average common and potential common share:
Basic	97,321	86,903	92,886	86,880
Diluted	97,321	91,470	92,886	86,880

NPS Pharmaceuticals and Subsidiaries Condensed Consolidated Balance Sheets (In thousands) (Unaudited)

	June 30,	December 31,
	2013	2012
Assets:
Cash, cash equivalents and marketable investment securities	$180,522	$100,715
Account receivable	33,795	30,276
Inventory	27,125	--
Other current assets	6,067	6,060
Property and equipment, net	3,963	4,193
Goodwill	9,429	9,429
Intangibles, net	20,198	--
Debt issuance costs, net	386	436
Total assets	$281,485	$151,109

Liabilities and Stockholders’ Equity (Deficit):
Current liabilities	$35,397	$29,567
Convertible notes	16,545	16,545
Non-recourse debt, less current portion*	139,032	153,024
Other long-term liabilities	5,455	6,614
Total liabilities	196,429	205,750

Common stock and additional paid-in capital	1,114,487	954,539
Accumulated other comprehensive (loss) income	(61)	5
Accumulated deficit	(1,029,370)	(1,009,185)
Total stockholders' equity (deficit)	85,056	(54,641)
Total liabilities and stockholders' equity (deficit)	$281,485	$151,109

* Non-recourse debt secured by Sensipar®/Mimpara®, Preotact® (rhPTH 1-84), and REGPARA® royalty revenue

CONTACT:
NPS Pharmaceuticals, Inc.
Susan M. Mesco, 908-450-5516
smesco@npsp.com